EXHIBIT 14

C&F Financial Corporation

Code of Business Conduct and Ethics

I.	Purpose

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of C&F Financial Corporation’s expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of C&F Financial Corporation and its subsidiary (the “Company”). Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and will be required, annually, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

II.	Administration

The C&F Financial Corporation Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates. While C&F Financial Corporation’s Chief Executive Officer and Chief Financial Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code.

III.	Compliance with Laws, Rules and Regulations

The Company will comply with all governmental laws, rules and regulations that are applicable to the Company’s activities, and expects that all directors, officers and employees acting on behalf of the Company will obey the law. Specifically, the Company is committed to:

•	maintaining a safe and healthy work environment;

•	promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex or other factors that are unrelated to the Company’s business interests;

•	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	conducting its activities in full compliance with all applicable environmental laws;

•	keeping the political activities of the Company’s directors, officers and employees separate from the Company’s business;

•	prohibiting any illegal payments to any government officials or political party representative; and

•	complying with all applicable governmental laws, rules and regulations, including applicable state and federal securities and banking laws.

Directors, officers and employees are prohibited from illegally trading in the securities of C&F Financial Corporation while in possession of material, nonpublic (“inside”) information about the Company.

IV.	Conflicts of Interest; Corporate Opportunities

Officers and Employees

Officers and employees should not be involved in any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company’s interests. Conflicts of interest may include when an officer or employee:

•	is a consultant to, or a director, officer or employee of, or otherwise operates an outside business:

•	that markets products or services in competition with the Company’s current or potential products and services;

•	that supplies products or services to the Company; or

•	that purchases products or services from the Company;

•	has any financial interest, including stock ownership, in any such outside business that might create or give the appearance of a conflict of interest;

•

seeks or accepts any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•

is a consultant to, or a director, officer or employee of, or otherwise operates an outside business if the demands of the outside business would interfere with the officer’s or employee’s responsibilities with the Company;

•	accepts any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible;

•	conducts business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

•	uses the Company’s property, information or position for personal gain.

The appearance of a conflict of interest may exist if an immediate family member of an officer or employee of the Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company.

Employees shall notify C&F Financial Corporation’s Chief Executive Officer or Chief Financial Officer of the existence of any actual or potential conflict of interest. Conflicts of interest may not always be clear-cut. Therefore, questions should be directed to C&F Financial Corporation’s Chief Executive Officer or Chief Financial Officer.

Directors

In order for a director to avoid conflicts of interest or appearances thereof, each non-employee director of C&F Financial Corporation shall maintain independence as defined by the NASDAQ Marketplace rules. Under these rules, an “independent director” means a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

•	a director who is, or at any time during the past three years was, employed by the Company;

•

a director who accepted or has a family member who accepted any compensation from the Company in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

•	compensation for board or board committee service;

•	compensation paid to a family member who is a non-executive employee of the Company; or

•	benefits under a tax-qualified retirement plan, or non-discretionary compensation.

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•

a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years (other than payments arising solely from investments in C&F Financial Corporation securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more;

•

a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers served on the compensation committee of such other entity; or

•

a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

“Family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

In cases where a director performs services for the Company that do not impair independence, that director should abstain from actions taken by the Board of Directors relating to such services. Directors shall notify the Company’s general counsel or such independent counsel as the Company may designate of the existence of any actual or potential conflict of interest.

V.	Confidentiality; Protection and Proper Use of the Company’s Assets

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or business partners, except when disclosure is authorized by the Company or legally required.

Confidential information includes (1) information marked “Confidential,” “Private,” “For Internal Use Only,” or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists and (7) other non-public information that, if disclosed, might be of use to the Company’s competitors, or harmful to the Company or its suppliers, customers or other business partners.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

Directors, officers and employees are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company’s assets in general.

Directors, officers and employees shall use the Company’s assets for the Company’s legitimate business purposes only.

VI.	Fair Dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company’s customers, suppliers, competitors and other third parties. To this end, directors, officers and employees shall not:

•	make false or misleading statements to customers, suppliers or other third parties;

•	make false or misleading statements about competitors;

•	solicit or accept from any person that does business with the Company, or offer or extend to any such person,

•	cash of any amount; or

•

gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing the Company’s business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

•	solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

•

otherwise take unfair advantage of the Company’s customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

VII.	Accurate and Timely Periodic Reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Company shall:

•	comply with accounting principles generally accepted in the United States of America at all times;

•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintain books and records that accurately and fairly reflect the Company’s transactions;

•	prohibit the establishment of any undisclosed or unrecorded funds or assets;

•

maintain a system of disclosure controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company’s periodic reports are being prepared; and

•	present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company’s periodic reports.

VIII.	Reporting and Effect of Violations

Directors, officers or employees shall report any known or suspected violations of governmental laws, rules and regulations or this Code to the Company’s general counsel by phone or through e-mail:

Jim Hudson

804-843-3262

jhudson@hudsonandbondurant.com

P.O. Box 231

West Point, VA 23181

The Company will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation.

The Company’s general counsel will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees that violate any governmental laws, rules and regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

IX.	Waivers

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company’s Board of Directors. The provisions of this Code may be waived for employees who are not directors or executive officers by C&F Financial Corporation’s Chief Executive Officer. Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the Securities and Exchange Commission or association on which the Company’s securities are listed for trading. Any change in or waiver of the Code for C&F Financial Corporation’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions will be publicly disclosed as required by the Securities and Exchange Commission.

Approved this 18th day of December 2007

BOARD OF DIRECTORS

C&F FINANCIAL CORPORATION

Compliance Certificate

I have read and understand the Company’s Code of Business Conduct and Ethics (the “Code”). I understand the applicability of the Code to me and my family and agree to abide by the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or termination.

I certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate

Date	Signature

Name (Printed)

Title/Position (Printed)

Check one of the following:

☐	A Statement of Exceptions is attached.

☐	No Statement of Exceptions is attached.